SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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RSA Security Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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SCHEDULE 14A INFORMATION
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF AUDITORS
INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS
CORPORATE GOVERNANCE
COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS
Equity Compensation Plan Information
COMPARATIVE STOCK PERFORMANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

RSA SECURITY INC.

Notice of Annual Meeting of Stockholders

RSA SECURITY WILL HOLD ITS

ANNUAL MEETING OF STOCKHOLDERS:

on Thursday, May 27, 2004

at 11:00 a.m., Eastern Time
at the offices of RSA Security Inc.
174 Middlesex Turnpike
Bedford, Massachusetts 01730

AGENDA FOR THE ANNUAL MEETING:

1.	Elect three Class I directors for the next three years;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent public auditors for the year ending December 31, 2004; and

3.	Transact other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

      Stockholders of record at the close of business on Monday, April 5, 2004 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments of the meeting.

      Included with this Notice and Proxy Statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2003, which contains our consolidated financial statements and other information of interest to our stockholders.

      Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope, or follow the instructions on the proxy card to vote by telephone or over the Internet. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

Margaret K. Seif, Secretary

April 21, 2004

RSA SECURITY INC.

174 Middlesex Turnpike
Bedford, Massachusetts 01730

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on May 27, 2004

      RSA Security Inc., a Delaware corporation (often referred to as “we” or “us” in this document), is sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders, which will be held on Thursday, May 27, 2004 at 11:00 a.m. at our offices, 174 Middlesex Turnpike, Bedford, Massachusetts. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournments of the Annual Meeting.

      We are first sending the Notice of Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2003 to our stockholders on or about April 21, 2004.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

      At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class I directors for the next three years;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent public auditors for the year ending December 31, 2004; and

3.	The transaction of other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Who can vote?

      Stockholders of record at the close of business on April 5, 2004 are entitled to vote at the Annual Meeting. This means that, to be able to vote, you must have been a stockholder of record at the close of business on April 5, 2004, the record date for the Annual Meeting. The number of shares entitled to vote at the meeting is 61,753,508 shares of our Common Stock, which is the number of shares that were issued and outstanding on the record date.

How many votes do I have?

      Each share of our Common Stock that you owned on the record date entitles you to one vote on each matter that is voted on.

      Is my vote important?

      Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How can I vote?

      You can vote in any one of the following four ways:

1.	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR both proposals.

2.	You may vote over the Internet. If you have Internet access, you may authorize the voting of your shares from any location in the world by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

3.	You may vote by telephone. You may authorize the voting of your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

4.	You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?

      Yes. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	signing another proxy card with a later date;

•	giving our corporate Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

      Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

      If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of The NASDAQ Stock Market, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

      If you wish to come to the meeting to personally vote your shares held in street name, you will need to obtain a proxy card from the holder of record (i.e., your brokerage firm or bank).

What constitutes a quorum?

      In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the meeting, that is, at least 30,876,755 shares.

      Shares of Common Stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

      If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

      Election of directors (Proposal 1): The three nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

      Ratification of the appointment of Deloitte & Touche LLP (Proposal 2): The affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve this matter.

How will votes be counted?

      Each share of Common Stock will be counted as one vote, whether executed by you directly or through Internet or telephonic authorization, or on a ballot voted in person at the meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. As a result, abstentions and broker non-votes will have no effect on the outcome of voting at the meeting.

Who will count the votes?

      Our transfer agent and registrar, EquiServe Trust Company, N.A., will count, tabulate and certify the votes. A representative of EquiServe Trust Company, N.A. will serve as the inspector of elections at the meeting.

How does the Board of Directors recommend that I vote on the proposals?

      Our Board of Directors recommends that you vote FOR both proposals.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

      We are not aware of any other business to be conducted or matters to be voted upon at the meeting. Under our By-Laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the Annual Meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether executed by you directly or through Internet or telephonic authorization, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Does RSA Security require members of its Board of Directors to attend the Annual Meeting?

      Our By-Laws and company policy require that the Chairman of our Board of Directors attend the Annual Meeting, and if he cannot attend, then our President would attend in his stead. The other members of our Board of Directors are welcome to attend the Annual Meeting, but are not required to do so. Three of our directors attended our 2003 annual meeting of stockholders.

Where can I find the voting results?

      We will report the voting results from the Annual Meeting in our Quarterly Report on Form 10-Q for the second quarter of 2004, which we expect to file with the Securities and Exchange Commission (the “SEC”) in August 2004.

Can I recommend a candidate for RSA Security’s Board of Directors?

      Yes. Stockholders may recommend director candidates for consideration by the Governance and Nominating Committee of our Board of Directors by submitting the stockholder’s name and address, the candidate’s name and address and the candidate’s resume to our Secretary and General Counsel at the address below. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2005 annual meeting, then the stockholder needs to follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2005 annual meeting.” You can find more detailed information on our process for selecting Board members and our criteria for Board nominees in the section of this proxy statement entitled “Committees of our Board of Directors — Governance and Nominating Committee” and in the Corporate Governance Guidelines posted in the “investors” section of our website, www.rsasecurity.com.

How and when may I submit a stockholder proposal for the 2005 annual meeting?

      If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2005 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 22, 2004.

      If you wish to present a proposal or a proposed director candidate at the 2005 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice at least 60 days, but no more than 90 days, before the 2005 annual meeting. However, if we disclose the date of our 2005 annual meeting to the public less than 70 days before that meeting, then we must receive the required notice of a proposal or proposed director candidate within 10 days after we notify our stockholders of the meeting, either by mail or by public disclosure (whichever occurs first). If you do not provide timely notice of a proposal or proposed director candidate to be presented at the 2005 annual meeting of stockholders, then the persons named in the proxy card that accompanies the proxy statement for our 2005 annual meeting will decide, in their own discretion, whether or not, and how, to vote on that proposal or candidate.

      Any proposals, notices or information about proposed director candidates should be sent to:

RSA Security Inc.
174 Middlesex Turnpike
Bedford, MA 01730
Attention: Secretary and General Counsel

How can I communicate with RSA Security’s Board of Directors?

      Our stockholders may send communications to our Board of Directors by forwarding them to our Secretary and General Counsel at the above address. Our Secretary and General Counsel reviews all stockholder communications and presents all communications to our Board in a timely fashion.

Who bears the costs of soliciting these proxies?

      We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of RSA Security’s Annual Report on Form 10-K?

      Our Annual Report on Form 10-K is available in the “investors” section of our website at www.rsasecurity.com. Alternatively, if you would like us to send you a copy, without charge, please contact:

RSA Security Inc.
174 Middlesex Turnpike
Bedford, MA 01730
Attention: Investor Relations
(781) 515-5000
investor@rsasecurity.com

Whom should I contact if I have any questions?

      If you have any questions about the Annual Meeting or your ownership of our Common Stock, please contact our investor relations department at the address, telephone number or e-mail address listed above.

Householding of Annual Meeting materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our investor relations department at the address, telephone number or e-mail address listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three Class I directors, whose terms expire at this Annual Meeting; three Class II directors, whose terms expire at our 2005 annual meeting of stockholders; and three Class III directors, whose terms expire at our 2006 annual meeting of stockholders.

      At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for Class I directors: Gloria C. Larson, Joseph B. Lassiter, III and Charles R. Stuckey, Jr. All three of the nominees are currently directors of RSA Security, and you can find more information about each of them in the section of this proxy statement entitled “INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS — Our Board of Directors.”

      The persons named in the enclosed proxy card will vote to elect these three nominees as Class I directors, unless you withhold authority to vote for the election of any or all nominees by marking the proxy card to that effect (whether executed by you or through Internet or telephonic voting). If elected, each nominee for Class I director will hold office until the 2007 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our Board of Directors, or our Board of Directors may reduce the number of directors.

      Our Board of Directors recommends a vote FOR each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF AUDITORS

      The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent public auditors for the year ending December 31, 2004. Although stockholder approval of the Committee’s selection of Deloitte & Touche is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our Audit Committee will reconsider the selection. We expect that a representative of Deloitte & Touche, which served as our auditors for the year ended December 31, 2003, will be present at the Annual Meeting to respond to appropriate questions, and to make a statement if he or she wishes.

      Our Board of Directors recommends a vote FOR this proposal.

      We paid Deloitte & Touche LLP a total of $729,500 for professional services rendered for the year ended December 31, 2003 and $837,000 for professional services rendered for the year ended December 31, 2002. The following table provides information about these fees.

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)

2003	$598,500	$33,000	$98,000	$0
2002	483,300	216,700	137,000	0

(1)	Represents total fees billed by Deloitte & Touche for the audits of our annual financial statements and for reviewing the financial statements included in our Quarterly Reports on Forms 10-Q, including out-of-pocket expenses of Deloitte & Touche related to the audits. These fees also include services provided by Deloitte & Touche in connection with statutory filings for those fiscal years.

(2)	Represents total fees billed by Deloitte & Touche for audit-related services rendered during 2003 and 2002 other than the services described in note (1) above. These fees consist of the following:

•	$14,000 and $206,700 for accounting consultations relating to various issues for 2003 and 2002, respectively

•	$19,000 and $10,000 for review and assistance in connection with filings with the SEC as well as other SEC related matters for 2003 and 2002, respectively

(3)	Represents total fees billed by Deloitte & Touche for tax consulting and compliance services.

(4)	Deloitte & Touche did not perform any other services for us during 2003 and 2002.

      The Audit Committee of our Board of Directors believes that the non-audit services described above did not compromise Deloitte & Touche’s independence. The Audit Committee’s charter, which you can find in the “investors” section of our website, www.rsasecurity.com, requires that all proposals to engage Deloitte & Touche for services, and all proposed fees for these services, be submitted to the Audit Committee for approval before Deloitte & Touche may provide the services. None of the above fees were approved using the “de minimus exception” under SEC rules.

      We are a party to a nonexclusive Letter of Understanding dated as of November 13, 2000 with Deloitte & Touche LLP with respect to Deloitte & Touche’s Enterprise Risk Services practice. Under this Letter of Understanding, the parties agreed to share and protect each other’s confidential information in connection with their respective independent marketing of products and services to prospective clients in the area of electronic security. Under the Letter of Understanding, each party would independently enter into its own separate contracts with prospective clients for the sale of its own products and services. Neither party is obligated to provide products or services to the other or any prospective client of the other, nor is either party entitled to compensation from the other. In addition, the Letter of Understanding states that neither party is, nor shall it be considered to be, an agent, distributor, partner, joint venturer, fiduciary or representative of the other. In addition to periodic communications between the lead client service partner and the consulting professionals overseeing this arrangement on behalf of Deloitte & Touche, there has been communication by the lead client service partner with resources in Deloitte & Touche’s national office in connection with Deloitte & Touche’s efforts to monitor the Letter of Understanding for independence purposes. Deloitte & Touche has considered this arrangement and believes that it does not compromise Deloitte & Touche’s independence. The Audit Committee of our Board of Directors has discussed the Letter of Understanding with Deloitte & Touche and also believes that the Letter of Understanding does not compromise Deloitte & Touche’s independence.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

      The following table contains information as of February 23, 2004 about the beneficial ownership of shares of our Common Stock by:

(1)	each person of whom we are aware who beneficially owns more than 5% of the outstanding shares of our Common Stock;

(2)	our directors and nominees for director;

(3)	Arthur W. Coviello, Jr., our Chief Executive Officer;

(4)	our four other most highly compensated executive officers who were serving as executive officers on December 31, 2003 (we refer to Mr. Coviello and the persons described in this clause (4) as our “Named Executive Officers”); and

(5)	all of our directors and executive officers as a group.

	Amount and Nature of
	Beneficial Ownership(1)

	Number of		Percent of
Name and Address of Beneficial Owner	Shares		Class

5% Stockholders
Citigroup, Inc.
399 Park Avenue
New York, NY 10043	8,641,639	(2)	14.1%

Franklin Resources, Inc.
One Franklin Parkway
San Mateo, CA 94403-1906	4,153,101	(3)	6.8

Directors and Named Executive Officers
Robert P. Badavas	137,500	(4)	*
Arthur W. Coviello, Jr.	923,979	(5)	1.5
Richard A. DeMillo	86,250	(4)	*
Richard L. Earnest	174,600	(4)	*
Taher Elgamal	48,750	(6)	*
Jeffrey D. Glidden	91,250	(4)	*
Gloria C. Larson	110,250	(4)	*
Joseph B. Lassiter, III	216,900	(4)	*
William L. McQuaide	162,169	(7)	*
Scott T. Schnell	65,722	(8)	*
James K. Sims	285,700	(9)	*
Charles R. Stuckey, Jr.	1,052,828	(10)	1.7
Joseph Uniejewski	136,386	(11)	*
All executive officers and directors as a group (15 persons)	3,588,306	(12)	5.6

*	Less than 1%

(1)	As of February 23, 2004, we had 61,405,366 shares of our Common Stock outstanding. The number of shares that each stockholder, director and executive officer beneficially owns is determined under rules promulgated by the SEC. Under the SEC rules, a person is deemed to beneficially own (a) any shares that the person has sole or shared power to vote or invest and (b) any shares that the person has the right to acquire within 60 days after February 23, 2004 (i.e., April 23, 2004) through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right. However, the inclusion of shares in this table does not mean that the named stockholder is a direct or indirect beneficial owner of the shares for any other purpose. Unless otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power (or shares this power with his or her spouse) over all shares listed as owned by the person or entity.

(2)	Each of Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc. beneficially owns some or all of these shares. This information is based upon a Schedule 13G/ A that the stockholder filed with the SEC on February 13, 2004.

(3)	One or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. (the “Subsidiaries”), hold some or all of these shares under contracts that grant to the Subsidiaries all investment and/or voting power over the shares owned by advisory clients. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Shareholders”) each own more than 10% of the outstanding common stock of Franklin Resources. Franklin Resources and the Shareholders may be deemed to beneficially own shares held by persons and entities advised by the Subsidiaries. Franklin Resources, the Shareholders and the Subsidiaries disclaim any economic interest or beneficial ownership in any shares listed in the table. This information is based upon a Schedule 13G/ A that the stockholder filed with the SEC on February 10, 2004.

(4)	Consists of shares that the officer or director may acquire by exercising stock options that vest on or before April 23, 2004.

(5)	Includes 866,875 shares that Mr. Coviello may acquire by exercising stock options that vest on or before April 23, 2004.

(6)	Includes 46,500 shares that Dr. Elgamal may acquire by exercising stock options that vest on or before April 23, 2004.

(7)	Includes 157,618 shares that Mr. McQuaide may acquire by exercising stock options that vest on or before April 23, 2004.

(8)	Includes 63,941 shares that Mr. Schnell may acquire by exercising stock options that vest on or before April 23, 2004.

(9)	Includes 223,200 shares that Mr. Sims may acquire by exercising stock options that vest on or before April 23, 2004.

(10)	Includes (a) 15,000 shares held by the Stuckey Family Charitable Remainder Unitrust, (b) 177,016 shares held by Charles R. Stuckey & Marilyn Y. Stuckey TTEES Charles R. Stuckey Revocable Trust, and (c) 813,835 shares that Mr. Stuckey may acquire by exercising stock options that vest on or before April 23, 2004. Mr. Stuckey disclaims beneficial ownership of the shares held by the trusts.

(11)	Includes 133,907 shares that Mr. Uniejewski may acquire by exercising stock options that vest on or before April 23, 2004.

(12)	Includes a total of 3,213,463 shares that the directors and executive officers may acquire by exercising stock options that vest on or before April 23, 2004.

Our Board of Directors

      Below is information about each member of our Board of Directors, including those who are nominees for election as Class I directors. This information includes each director’s age and length of service as a director of RSA Security, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she serves as a director. There are no family relationships among any of our directors, nominees for director and executive officers.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

Nominees for Terms Expiring in 2007 (Class I Directors)

Gloria C. Larson	54	2001	Co-Chair of the Government Practices Group and Partner of Foley, Hoag and Eliot LLP, a law firm, since March 1996; Massachusetts Secretary of Economic Affairs from August 1993 to February 1996; Massachusetts Secretary of Consumer Affairs and Business Regulation from January 1991 to August 1993; Deputy Director of Consumer Protection of the Federal Trade Commission from February 1990 to January 1991; Member of the Board of Directors of KeySpan Corporation, an energy distribution company; Chairman of the Massachusetts Convention Center Authority; Co-Chairman of the Board of Directors of MassINC; Member of the Boards of Directors of Jobs for Massachusetts and the Greater Boston Chamber of Commerce.

Joseph B. Lassiter, III	56	1996	Joined Harvard University Graduate School of Business Administration in September 1996, where he is currently MBA Class of 1954 Professor of Management Practice; President of Wildfire Communications, Inc., a telecommunications software company, from July 1994 to February 1996; Vice President of Teradyne, Inc., a manufacturer of automatic test equipment, from January 1974 to February 1994.

Charles R. Stuckey, Jr.	61	1987	Chairman Emeritus of RSA Security since June 2003; Chairman of our Board of Directors from July 1996 to June 2003; President of RSA Security from January 1987 to March 1999; Chief Executive Officer of RSA Security from March 1987 to January 2000; Member of the Board of Directors of MatrixOne Inc., a provider of Internet business collaboration software; Member of the Board of Directors of the Massachusetts Telecommunications Council; Trustee and Member of the Board of Advisors of Ross College of Engineering, Ohio University.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

Directors Whose Terms Expire in 2005 (Class II Directors)

Richard A. DeMillo, Ph.D.	57	2002	Dean of the College of Computing, Georgia Institute of Technology since December 2002; Professor and Director of the Information Security Center, Georgia Institute of Technology since August 2002; Vice President and Chief Technology Officer of Hewlett-Packard Company, a leading provider of products, technologies, solutions and services to consumers and business, from August 2000 to September 2002; General Manager, Internet Systems Group, Vice President and General Manager, Information and Computer Sciences Research, of Telcordia Technologies (formerly Bellcore), a provider of telecommunications software and services, from July 1995 to August 2000; Member of the Board of Directors of Elity Systems, a software company producing marketing and customer analysis systems.

Richard L. Earnest	61	1993	Chief Executive Officer of Xperius, Inc., a provider of solutions for strategic recruitment, hiring and tracking, from June 2002 to September 2003; Councilman of Del Mar City Council since December 1999; Chief Executive Officer of Personic, Inc. from March 2002 to June 2002 (Personic subsequently filed for federal bankruptcy protection under Chapter 7 in the United States District Court for the District of San Mateo County, California in September 2002); Chief Executive Officer of Data Critical Corporation from March 2001 to September 2001; Mayor of Del Mar, California from December 1998 to December 1999; Deputy Mayor of Del Mar, California from November 1997 to December 1998; Chief Executive Officer of Tudor Publishing Company from April 1995 to April 1997; independent consultant to start-up companies from June 1994 to March 1995; Chief Executive Officer of DEMAX Software, a provider of centralized security management software, from June 1993 to June 1994.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

Taher Elgamal, Ph.D.	48	1999	Co-Chairman of the Board of Directors and Chief Technology Officer of Securify, Inc., a provider of comprehensive security services for e-commerce and business and government applications, since November 2001; Chief Executive Officer of Securify, Inc. from June 1998 to January 1999 and from July 2000 to November 2001, and President from July 2000 to November 2001; President of the Information Security Group of The Kroll-O’Gara Company, a provider of information security software and services, from January 1999 to July 2000; Chief Scientist of Netscape Communications Corp., a developer of Internet browser software and an Internet portal provider, from April 1995 to June 1998; Director of Engineering of RSA Data Security, Inc., which we acquired in 1996, from October 1991 to April 1995; Member of the Boards of Directors of hi/fn, inc., a provider of high-performance, multi-protocol packet processors, Phoenix Technologies Ltd., a provider of system-enabling software solutions for PCs and connected digital devices, and Tumbleweed Communications Corp., a provider of mission-critical Internet communications software products.

Directors Whose Terms Expire in 2006 (Class III Directors)

Robert P. Badavas	51	2000	Executive Vice President and Chief Financial Officer of TAC Worldwide Companies since November 2003; Senior Principal and Chief Operating Officer of Atlas Venture, a venture capital firm, from September 2001 to September 2003; Senior Corporate Adviser to the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services, from September 2000 to June 2001; Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 until Aether Systems, Inc. acquired the company in September 2000; Senior Vice President and Chief Financial Officer, among other capacities, of Chipcom Corporation, a manufacturer of computer networking intelligent switching systems, from October 1986 to October 1995.

Arthur W. Coviello, Jr.	50	1999	Chief Executive Officer of RSA Security since January 2000; President of RSA Security since March 1999; Executive Vice President of RSA Security from September 1995 to March 1999; Chief Financial Officer and Treasurer of RSA Security from October 1995 to August 1997; Chief Operating Officer of RSA Security from January 1997 to March 1999; Chief Operating Officer and Chief Financial Officer, among other capacities, for CrossComm Corporation, a developer of internetworking products, from March 1992 to January 1994.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

James K. Sims	57	1997	Chairman of RSA Security’s Board of Directors since June 2003; Vice Chairman of RSA Security’s Board of Directors from October 2002 to June 2003; Chairman, Chief Executive Officer and Member of the Board of Directors of Gen3 Partners, Inc., a consulting company that specializes in science-based technology development, since September 1999; Chief Executive Officer, President and member of the Board of Directors of Cambridge Technology Partners (Massachusetts), Inc., an international consulting and systems integration firm, from February 1991 to July 1999.

Our Executive Officers

      Below is information about each of our executive officers. This information includes each officer’s age, his or her position with RSA Security, the length of time he or she has held each position and his or her business experience for at least the past five years. Our Board of Directors elects our officers annually, and officers serve until they resign or we or the Board terminate their position. There are no family relationships among any of our directors, nominees for director and executive officers.

		Position and Business Experience
Name	Age	During Past Five Years

Arthur W. Coviello, Jr.	50	President and Chief Executive Officer. For more information, see “Our Board of Directors‘ above.

Jeffrey D. Glidden	53	Senior Vice President, Finance and Operations since July 2002; Chief Financial Officer since September 2002; and Treasurer since October 2002. Before joining us, Mr. Glidden was Chief Financial Officer of Stream International, a provider of outsourced customer care services, from April 1997 to July 2002.

William L. McQuaide	45	Senior Vice President, Enterprise Products Division since August 2003; Senior Vice President, Authentication Products Division from April 2002 to August 2003; Senior Vice President, Marketing from January 2002 to April 2002; Vice President, Product Management from October 1999 to January 2002; and Director of Marketing Programs from May 1997 to October 1999. Before joining us, Mr. McQuaide held a number of marketing and management positions, including Senior Channel Marketing Manager for technical workstations and servers, at the Hewlett-Packard Company from August 1993 to April 1997.

Scott T. Schnell	46	Senior Vice President, Sales, Marketing and Professional Services since April 2002; Senior Vice President, Sales, Marketing and Corporate Development from January 2002 to April 2002; Senior Vice President, Marketing and Corporate Development from October 2000 to January 2002; Senior Vice President, Marketing from July 1998 to October 2000; and Vice President of Marketing of RSA Data Security, Inc., which we acquired in 1996, from March 1996 to July 1998. Before joining RSA Data Security Inc., Mr. Schnell was Vice President, Marketing of Photonics Corporation, a provider of wireless network solutions, from June 1994 to July 1995.

Margaret K. Seif	43	General Counsel since March 1998, Secretary since June 1998, Senior Vice President since January 2000 and Vice President from June 1998 to January 2000. Before joining us, Ms. Seif was Vice President and General Counsel of Firefly Network, Inc., a personal information software company, from 1996 to 1998.

		Position and Business Experience
Name	Age	During Past Five Years

Joseph Uniejewski	50	Chief Technology Officer and Senior Vice President, Corporate Development since August 2003; Senior Vice President, Web Access Management Division from July 2002 to August 2003; Senior Vice President, Engineering and Technical Services from January 2002 to July 2002; Senior Vice President, Engineering and Customer Support from October 2000 to January 2002; Senior Vice President, Engineering from October 1999 to October 2000; Vice President of Product Marketing from October 1998 to October 1999. Before joining us, Mr. Uniejewski served in various positions at Gradient Technologies, an application security provider, including Vice President of Engineering from 1996 to 1998.
Vivian M. Vitale	50	Senior Vice President, Human Resources since January 2000; Vice President, Human Resources from April 1997 to January 2000; and Director of Human Resources from June 1996 to April 1997. Before joining us, Ms. Vitale served as Director of Employment and Employee Relations at New England Business Services, a provider of business and computer forms, checks and promotional products for small businesses, from July 1994 to June 1996.

CORPORATE GOVERNANCE

      We are committed to strong and effective corporate governance because we believe that it leads to long-term value for our stockholders and, ultimately, makes us more competitive. We have taken the following steps, among others, to strengthen our governance practices:

•	The majority of the members of our Board of Directors is independent, as defined by NASDAQ listing standards. Of our nine directors, only two (Messrs. Coviello and Stuckey) do not meet the NASDAQ independence criteria.

•	Our Audit Committee, Compensation Committee and Governance and Nominating Committee are all composed solely of independent directors.

•	Our Board of Directors and Board committees are active in the execution of their duties. During 2003, our Board met seven times, our Audit Committee met 11 times, our Compensation Committee met 12 times, and our Governance and Nominating Committee met four times. All of our directors attended at least 90% of the meetings of our Board and of the committees on which they served.

•	The independent members of our Board of Directors regularly meet in executive session without Mr. Coviello, Mr. Stuckey or any other RSA Security employees present.

•	We have adopted written Corporate Governance Guidelines and a written Code of Ethics for all of our officers, employees and directors.

•	All of our Board committees have charters. The charters of our Audit Committee, Compensation Committee and Governance and Nominating Committee give each of these committees the authority to retain independent legal, accounting and other advisors.

•	We have a separate President and Chief Executive Officer (Mr. Coviello) and Chairman of the Board (Mr. Sims), instead of combining these two offices under one person. Our Chairman is an independent director.

      You can find our Corporate Governance Guidelines, Code of Ethics and the charters for our Audit, Compensation and Governance and Nominating Committees in the “investors” section of our website, www.rsasecurity.com, or by contacting our investor relations department at the address, telephone number or e-mail set forth below. We will also post any amendments to these documents on our website. If we grant a waiver of any part of our Code of Ethics to any of our executive officers or directors, we will disclose the waiver in a Current Report on Form 8-K that we will file with the SEC; you can find these reports and other SEC filings in the “investors” section of our website.

RSA Security Inc.
174 Middlesex Turnpike
Bedford, MA 01730
Attention: Investor Relations
(781) 515-5000
investor@rsasecurity.com

Committees of our Board of Directors

      Audit Committee: Our Audit Committee consists of Messrs. Badavas (Chairman) and Earnest and Dr. Elgamal, all three of whom meet The NASDAQ Stock Market criteria for independence. In addition, our Board has determined that Mr. Badavas is an “audit committee financial expert” as defined by the SEC. The Audit Committee’s responsibilities are:

•	Appointing, evaluating and, if necessary, terminating our independent auditors;

•	Overseeing our independent auditors’ independence and performance;

•	Setting our independent auditors’ compensation;

•	Preapproving all audit and non-audit services;

•	Reviewing and discussing our financial statements with our management and independent auditors; and

•	Coordinating our Board of Directors’ oversight of our internal accounting controls, disclosure controls and procedures and code of conduct.

      Compensation Committee: Our Compensation Committee consists of Messrs. Sims (Chairman) and Lassiter and Dr. DeMillo, all three of whom meet The NASDAQ Stock Market criteria for independence. The Compensation Committee’s responsibilities are:

•	Reviewing and approving corporate goals and objectives for the compensation of our Chief Executive Officer, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;

•	Reviewing and approving the compensation of our other executive officers;

•	Administering our stock plans and granting stock options and other equity compensation to our executive officers, directors and employees;

•	Reviewing and making recommendations to the full Board of Directors with respect to the compensation of our non-employee directors;

•	Overseeing the evaluation of our senior executives; and

•	Reviewing and making recommendations to the full Board of Directors with respect to succession planning.

      Governance and Nominating Committee: Our Governance and Nominating Committee consists of Messrs. Lassiter (Chairman) and Sims and Ms. Larson, all three of whom meet The NASDAQ Stock Market criteria for independence. The Committee’s responsibilities include:

•	Identifying individuals who are qualified to become Board members;

•	Recommending to the full Board of Directors the individuals to be nominated for election as directors at any meeting of stockholders;

•	Reviewing and making recommendations to the full Board of Directors with respect to our corporate governance principles; and

•	Overseeing the evaluation of our Board and management.

      The process for identifying and evaluating new (non-incumbent) candidates for our Board of Directors, whether recommended by one of our stockholders or from another source, is that the candidate is referred to our Governance and Nominating Committee, and the Committee members review the candidate’s resume. If the Committee members believe the candidate would potentially be desirable as a Board member, then one or more incumbent Board or Committee members would interview the candidate. After discussions among the Committee members and any other Board member(s) who interviewed the candidate, the Committee would decide whether to recommend to the full Board that the candidate be offered a position as a director.

      In evaluating a candidate, the Governance and Nominating Committee considers the independence of both the candidate and the incumbent Board members, the size of the Board and the number of other boards of directors on which the candidate serves. However, the Committee does not assign specific weights to particular criteria, and no one criterion is a prerequisite for consideration. In addition, in order to be considered for nomination to our Board of Directors, a candidate must have the following qualities:

•	A reputation for integrity, honesty and adherence to high ethical standards;

•	Business acumen and experience and the ability to exercise sound judgment with respect to RSA Security’s objectives;

•	A commitment to understand RSA Security and its industry and to regularly attend and participate in Board and committee meetings;

•	The interest and ability to understand the sometimes conflicting interests of the various constituencies of RSA Security, including stockholders, employees and customers, and to act in the interests of all stockholders; and

•	An absence of actual or potential conflicts of interest, or the appearance of conflicts of interest, that would impair the candidate’s ability to represent the interests of all stockholders.

      The process for considering an incumbent director for reelection to the Board of Directors is that the Governance and Nominating Committee would consider the composition of the entire Board, the strengths and contributions of each member of the Board, and the strengths and contributions of the particular director being considered. After discussion among the Committee members, the Committee would decide whether to recommend to the full Board that the director be nominated for reelection.

      You can find more detailed information on our process for selecting Board members and our criteria for Board nominees in the Corporate Governance Guidelines posted in the “investors” section of our website, www.rsasecurity.com.

Audit Committee Report

      The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our independent auditors’ qualifications, independence and performance.

      The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2003. The Audit Committee has reviewed and discussed with Deloitte & Touche LLP, our independent public auditors, our audited financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). SAS 61 requires our independent auditors to discuss with the Audit Committee the following, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

      The Audit Committee has also received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the matters disclosed in the letter and the independence of Deloitte & Touche with representatives of that firm. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee also considered whether the provision by Deloitte & Touche of the non-audit services discussed under “Proposal 2 — Ratification of the Appointment of Auditors” is compatible with maintaining the auditors’ independence and determined that the non-audit services were indeed compatible with maintaining Deloitte & Touche’s independence.

      Based on its discussions with management and Deloitte & Touche, and its review of the representations and information provided by management and Deloitte & Touche, the Audit Committee recommended to the Board of Directors that RSA Security’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

      This Audit Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates the Report.

Robert P. Badavas, Chairman
Richard L. Earnest
Taher Elgamal

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

Compensation of our Directors

      We reimburse all of our directors for expenses they incur in attending Board and committee meetings and pay each non-employee director an annual retainer fee of $20,000. In addition, we pay each non-employee director (other than Mr. Sims, whose compensation is described below) $2,000 for attendance at each Board meeting in which he or she participates, whether in person or by telephone. Each non-employee director (other than Mr. Sims) also receives $1,000 for each meeting of a committee of the Board that he or she attends that is held on a day other than the day of, or the day before or after, the date of any meeting of the full Board of Directors.

      In consideration for serving as Chairman of our Board of Directors, we pay Mr. Sims $6,000 for attendance at each Board meeting in which he participates, whether in person or by telephone, and $5,000 for each meeting of a committee of the Board that he attends that is held on a day other than the day of, or the day before or after, the date of any meeting of the full Board of Directors, up to a total maximum compensation to Mr. Sims (including the $20,000 annual retainer fee) of $80,000 per year.

      Directors who are also our employees do not receive any compensation in their capacities as directors.

      Until May 2003, each non-employee director was entitled to receive, under our 1994 Director Stock Option Plan, as amended, an annual stock option to purchase 45,000 shares of Common Stock on the date of each annual meeting of stockholders, so long as the director continued to serve as a director immediately after the annual meeting. In May 2003, after our directors received their 2003 grant, our Board of Directors terminated the 1994 Director Stock Option Plan except with respect to options already granted under the plan, and we will no longer grant options under this plan. Our Board of Directors is currently evaluating our policies with respect to equity compensation for our directors.

      All options previously granted to our non-employee directors under the 1994 Director Stock Option Plan are fully exercisable on the date of grant, and the exercise price of the options is the closing price of our Common Stock on the date of grant on The NASDAQ National Market (or another nationally recognized exchange or trading system if our Common Stock is no longer traded on The NASDAQ National Market).

Compensation of our Executive Officers

Summary Compensation

      The following table contains information about the compensation of each of our Named Executive Officers for the three years ended December 31, 2003.

Summary Compensation Table

					Long-Term
					Compensation

					Awards

					Number of
		Annual Compensation			Shares	All Other
					Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		Options(#)	($)(1)

Arthur W. Coviello, Jr.	2003	$320,000	$536,000		300,000	$4,000
President and Chief	2002	296,016	80,000		614,998 (2)	1,480
Executive Officer	2001	313,333	0		0	3,501

Jeffrey D. Glidden(3)	2003	240,000	257,280		200,000	2,836
Senior Vice President,	2002	85,538	17,724		300,000	0
Finance and Operations, and Chief Financial Officer

William L. McQuaide(4)	2003	225,000	229,942		150,000	3,215
Senior Vice President,	2002	201,050	95,400		222,500 (2)	3,667
Enterprise Products Division

Scott T. Schnell	2003	270,000	389,606	(5)	150,000	1,825
Senior Vice President,	2002	249,610	168,256	(6)	423,039 (2)	1,883
Sales, Marketing and Professional Services	2001	244,792	0		0	3,501

Joseph Uniejewski	2003	249,984	262,050		150,000	4,000
Senior Vice President,	2002	249,984	28,000		267,500 (2)	3,605
Corporate Development, and Chief Technology Officer	2001	244,792	0		0	3,501

(1)	Amounts in this column represent the value of our contributions on behalf of the Named Executive Officers to our 401(k) savings plan.

(2)	In November 2001, we offered to all of our employees the opportunity to request that we exchange any or all of the employees’ outstanding stock options for replacement stock options that were granted in June 2002, at least six months and one day after the cancellation of the old options. A portion of these shares represents replacement options from the Named Executive Officer’s participation in the employee option exchange program.

(3)	Mr. Glidden joined the company in July 2002.

(4)	Mr. McQuaide did not serve as an executive officer during 2001.

(5)	$295,806 of this amount represents sales commissions.

(6)	$157,051 of this amount represents sales commissions.

     Option Grants

      The following table contains information about grants of stock options during the year ended December 31, 2003 to each Named Executive Officer. We granted no stock appreciation rights during 2003.

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of
		Total			Potential Realizable Value at
	Number of	Options			Assumed Annual Rates of
	Shares	Granted to	Exercise		Stock Price Appreciation for
	Underlying	Employees	Price		Option Term($)(3)
	Options	in Fiscal	Per Share	Expiration
Name	Granted(#)	Year(%)	($)(1)	Date(2)	5%	10%

Arthur W. Coviello, Jr.	300,000	6.5%	$13.12	11/17/12	$1,351,181	$3,100,369
Jeffrey D. Glidden	200,000	4.3	13.12	11/17/12	900,787	2,066,913
William L. McQuaide	150,000	3.2	13.12	11/17/12	675,591	1,550,185
Scott T. Schnell	150,000	3.2	13.12	11/17/12	675,591	1,550,185
Joseph Uniejewski	150,000	3.2	13.12	11/17/12	675,591	1,550,185

(1)	The exercise price per share of each option is the closing price of our Common Stock on The NASDAQ National Market on the date of grant, which was determined by the Compensation Committee of our Board of Directors to be the fair market value of our Common Stock on the date of grant.

(2)	Each of these options becomes exercisable with respect to 20% of the shares covered by the option on the first anniversary of the option grant and with respect to the remaining shares in 16 equal installments at the end of each three-month period after that date. The options vest in quarterly installments, and each installment expires on the fourth anniversary of its vesting date. Options generally terminate three months after termination of the executive officer’s employment with us or upon the expiration of the final installment, whichever occurs earlier.

(3)	These amounts represent total hypothetical gains that each Named Executive Officer could achieve if he were to exercise each of his stock options in full just before it expires. These amounts assume that our stock price will appreciate at a rate of 5% and 10% compounded annually from the date on which the options were granted until their expiration. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The gains shown are purely hypothetical; of course, we cannot predict how our stock price will perform in the future, nor can we predict how long an executive officer will actually remain an employee of RSA Security.

     Aggregated Option Exercises and Year-End Option Table

      The following table contains information about stock options exercised during the year ended December 31, 2003 and stock options held on December 31, 2003 by each of our Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Shares
			Underlying
			Unexercised	Value of Unexercised
			Options at Fiscal	In-the-Money Options at
	Number of		Year End(#)	Fiscal Year End ($)(1)
	Shares	Value
	Acquired on	Realized	Exercisable/	Exercisable/
Name	Exercise(#)	($)	Unexercisable	Unexercisable

Arthur W. Coviello, Jr.	46,400	$421,674	953,521/624,376	$3,980,353/$3,605,991
Jeffrey D. Glidden	0	0	93,750/406,250	1,061,250/2,560,750
William L. McQuaide	68,391	561,093	149,854/295,938	147,089/1,656,321
Scott T. Schnell	271,553	1,665,850	48,313/386,767	106,292/2,562,232
Joseph Uniejewski	181,954	965,553	121,406/312,814	41,463/1,822,212

(1)	Value is based on the last sales price per share ($14.25) of our Common Stock on December 31, 2003, as reported on The NASDAQ National Market, less the exercise price of the stock option.

     Employment Agreements

      We are a party to an Employment Agreement, dated as of April 1, 2000, with Arthur W. Coviello, Jr., providing for the employment of Mr. Coviello as our President and Chief Executive Officer and as a member of our Board of Directors. The agreement has an initial two-year term that ended on March 31, 2002, after which the agreement renews automatically for successive one-year terms until either party gives the other written notice of non-renewal. Under the agreement, Mr. Coviello is entitled to receive an annual base salary of at least $318,000, as well as annual bonuses upon the satisfaction of agreed-upon goals and objectives. Mr. Coviello is also entitled to receive the same standard employment benefits as our other executives. If we terminate Mr. Coviello’s employment other than for cause (as defined in the agreement), he will be entitled to receive severance payments equal to 24 months’ base salary, acceleration of all stock options and full medical and insurance benefits for 24 months after termination. If Mr. Coviello chooses to leave RSA Security’s management within 18 months after a change of control of RSA Security (as defined in the agreement), he will be entitled to receive a lump sum payment equal to two times his then current monthly base salary for a 12-month period. In addition, he will receive acceleration of all of his unvested stock options upon a change in control of RSA Security.

      We are a party to a Third Amended and Restated Employment Agreement, dated as of December 27, 2001, with Charles R. Stuckey, Jr., providing for Mr. Stuckey’s employment with RSA Security. The agreement had an initial term ending on December 31, 2002. After that date, the agreement renews automatically for a period of Reduced Employment Status beginning on January 1, 2003 and continuing through June 30, 2005, unless either party terminates the agreement earlier. “Reduced Employment Status” means reduced time commitment and compensation. The agreement provides that Mr. Stuckey is entitled to receive the same standard employment benefits as our other executives during the full term of the agreement. If we terminate Mr. Stuckey’s employment other than for cause (as defined in the agreement), then he will be entitled to receive acceleration of all of his unvested stock options and full medical and insurance benefits until the later of Mr. Stuckey’s death or the death of his spouse. If there is a change in control of RSA Security (as defined in the agreement), Mr. Stuckey will receive acceleration of all of his unvested stock options.

      In January 2003, Mr. Stuckey elected to continue his employment at Reduced Employment Status. As a result, Mr. Stuckey continues to serve as a member of our Board of Directors and as our executive adviser for at least five hours per month, for which service Mr. Stuckey receives an annual base salary of $75,000.

     Noncompetition Agreements

      We have entered into noncompetition agreements with each of Arthur W. Coviello, Jr., Jeffrey D. Glidden, William L. McQuaide, Scott T. Schnell and Joseph Uniejewski. In the noncompetition agreements, each of these Named Executive Officers has agreed, through the first anniversary of the date on which his employment with RSA Security terminates, not to engage in any business activity that is directly or indirectly in competition in the United States with any of the products or services that we develop, provide or sell. Furthermore, each of these officers has agreed that he will not, directly or indirectly, employ any person who we have employed at any time during the term of the noncompetition agreement, or in any manner seek to induce any employee to leave his or her employment with us.

     2000 Deferred Compensation Plan

      In March 2000, we adopted our 2000 Deferred Compensation Plan, as amended. Under the Deferred Compensation Plan, our executives may elect to defer up to 75% of their base salary, up to 100% of their annual bonus and up to the number of “Gain Shares,” as defined in the plan, that they acquire upon exercise of any of their stock options, which amounts are placed into a trust established under the plan. Upon the earlier of (1) the expiration of a number of full years, not fewer than three, determined by the participant, or (2) the participant’s retirement, termination, death or disability, deferred amounts will be paid to the participant or his or her beneficiaries, heirs or estate.

Compensation Committee Report on Executive Compensation

      The Compensation Committee is responsible for establishing the salaries and incentive compensation for our officers and for granting awards under our stock-based compensation plans.

     Compensation Policies

      The Compensation Committee’s executive compensation policies are designed to provide competitive compensation opportunities, reward executives based upon our performance, recognize individual performance and responsibility, underscore the importance of stockholder value creation and assist us in attracting and retaining qualified executives. The Compensation Committee primarily uses base salaries, annual cash incentives and long-term stock-based incentives to meet these objectives.

      The Compensation Committee bases all executive compensation decisions on a detailed review of many factors that the Committee believes are relevant, including:

•	external competitive data,

•	our achievements and financial performance over the past year,

•	the individual’s performance and contributions to our success,

•	any significant changes in the individual’s role or responsibilities,

•	the internal equity of compensation relationships,

•	the individual’s ability to contribute to our long-term success and competitiveness, and

•	general economic conditions.

      In general, the Compensation Committee intends that the overall total compensation opportunities provided to our executive officers should be competitive with the compensation for executives with corresponding responsibilities in comparable companies. The Compensation Committee regularly assesses, with the assistance of its outside compensation consultants, the competitiveness of our total compensation program — including base salaries, annual cash incentives and long-term stock-based incentives. Data for external comparisons are drawn from a number of sources, including the publicly available disclosures of selected comparable firms with similar products and national compensation surveys of information technology firms of similar size or industry prepared by the outside compensation consultants.

      Actual compensation earned by executive officers reflects both their contributions to our actual stockholder value creation and our actual financial performance. While the targeted total compensation levels for the executive officers are intended to be competitive, compensation paid in any particular year may be more or less than the average, depending upon each individual’s performance and our actual performance.

     Base Salary

      The Compensation Committee reviews base salaries for all executive officers, including the Chief Executive Officer, on an annual basis. In determining appropriate base salaries, the Compensation Committee considers external competitiveness, the roles and responsibilities of the individual, the internal equity of compensation relationships and the current and expected future contributions of the individual to our success.

     Annual Cash Incentive Opportunities

      Because we believe that executives should be rewarded for their contributions to the success and profitability of our business, the Compensation Committee approves annual cash incentive awards for our executive officers. We link each executive officer’s incentive award to RSA Security’s achievement of total company-wide revenue and earnings goals, product line revenue and earnings goals, or both, depending on the executive officer’s position and responsibilities. All executive officers, including the Chief Executive Officer, participate in this program.

     Long-Term Stock-Based Incentives

      The Compensation Committee also believes that it is essential to link executive and stockholder interests. Therefore, from time to time the Compensation Committee grants stock options to executive officers and other employees under our stock plans. In determining actual awards, the Compensation Committee considers the external competitive market, the contributions of each individual to our success, and the need to retain the individual in order to ensure our long-term success and competitiveness. All executive officers, including the Chief Executive Officer, are eligible to receive awards under our stock plans.

      In general, options granted to our executive officers and employees vest over four or five years, with an exercise price equal to the fair market value on the date of the grant, so that the executive will earn no compensation from these options unless the share price increases beyond the grant price, thereby tying executive compensation to the creation of stockholder value. In addition, all stock option agreements evidencing stock option grants to executive officers provide that if there is a change of control of RSA Security and within one year following the change of control either (1) RSA Security or its successor terminates the executive officer other than for cause, or (2) the executive officer voluntarily resigns because of (i) a material diminution of his or her position or responsibilities or (ii) a relocation of his or her principal place of business by more than 50 miles, then the stock option becomes immediately exercisable in full. The Compensation Committee believes that this change of control provision enhances the retention of key executives by making our compensation plan more competitive than those of many of our peers.

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to each of its Named Executive Officers. However, some compensation will not be subject to the $1,000,000 limit if certain requirements are met. The Compensation Committee generally seeks to structure the stock option compensation granted to our executive officers in a way that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, it is possible that compensation attributable to stock options granted to our executive officers may not be exempted from Section 162(m). In addition, the Compensation Committee may choose to authorize executive compensation that is not exempt from the $1,000,000 limit if the Committee believes that the compensation is appropriate and in the best interests of RSA Security and our stockholders, after taking into consideration general business conditions and the specific performance of our executives.

     2003 Compensation

      Base Salaries. Base salaries paid in 2003 to all our executive officers, including Arthur W. Coviello, Jr., our Chief Executive Officer, reflect the Compensation Committee’s review of external competitiveness, the roles and responsibilities of each individual, the internal equity of compensation relationships and the contributions of the individual. Because the Compensation Committee believed that Mr. Coviello’s base salary was competitive with the base salaries of comparable executives of comparable firms, the Committee made no changes to Mr. Coviello’s salary during 2003. Mr. Coviello did not participate in any discussions with the Committee or any of its members regarding his own compensation.

      Annual Cash Incentives. The Compensation Committee determined the annual cash incentives paid to the executive officers for 2003 in accordance with the Committee’s assessment of our actual financial performance compared to objectives that the Committee had previously approved. Because our actual financial performance during 2003 exceeded the objectives, the Committee decided to award each executive officer between 101% and 134% of the amount of the cash incentive that he or she was eligible to earn for 2003, depending on each executive officer’s responsibilities. The Committee awarded our Chief Executive officer 134% of the amount of the cash incentive that he was eligible to earn for 2003.

      Stock-Based Incentives. In 2003, the Compensation Committee awarded new stock options to our executive officers based on the Committee’s assessment of each individual’s contribution and our success, and in order to remain competitive. The Committee intended that the stock options awarded to the executives in 2003 would cover two years of grants; the Committee does not intend to award additional stock options to the executives in 2004. The stock options were intended to help retain the executives over time and to create incentives for the executives to create additional stockholder value. Accordingly, all options granted in 2003 vest ratably over a predetermined period of time, with an exercise price equal to the fair market value on the date of the grant, so that the executive will earn no compensation from the options unless the share price increases beyond the grant price, thereby creating additional stockholder value.

James K. Sims, Chairman
Richard A. DeMillo
Joseph B. Lassiter, III

Securities Authorized for Issuance under our Equity Compensation Plans

      The following table contains information about our equity compensation plans as of December 31, 2003.

Equity Compensation Plan Information

			Number of Shares
			Remaining Available
			for Future Issuance
	Number of Shares to		under Equity
	be Issued upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares
	Outstanding Options	Outstanding Options	Reflected in
Plan Category	(Column A)	(Column B)	Column A)(1)

Equity compensation plans that have been approved by our stockholders	6,324,567	$10.12	1,724,188
Equity compensation plans that have not been approved by our stockholders(2)	10,555,306	14.23	7,116,598
Total	16,879,873	12.69	8,840,786

(1)	In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2003, all of the shares available for grant under our 1994 Stock Option Plan, as amended — 1998 Restatement, as amended (equal to 777,205 shares), and all of the shares available for grant under our Amended and Restated 1998 Non-Officer Employee Stock Incentive Plan, as amended

(equal to 7,116,598 shares), may instead be issued in the form of restricted stock and other stock-based awards, securities convertible into our Common Stock and stock appreciation rights.

(2)	This table excludes a total of 27,415 shares of our Common Stock issuable upon the exercise of outstanding stock options under the Xcert International, Inc. Equity Incentive Plan. We assumed the Xcert plan when we acquired Xcert International, Inc. in 2001. We do not grant stock options or other awards under this plan; we maintain the plan only to permit employees to exercise stock options that were granted to them under the plans before we acquired Xcert. The weighted average exercise price of the assumed options is $19.50.

      We have two equity compensation plans that we have not submitted to our stockholders for approval:

1)	Amended and Restated 1998 Non-Officer Employee Stock Incentive Plan, as amended (the “Non-Officer Plan”); and

2)	Xcert International, Inc. 1998 Equity Incentive Plan.

      Although we do not grant awards under the Xcert plan, we do grant awards under our Non-Officer Plan. Our Compensation Committee administers the Non-Officer Plan and determines the type, size, price and terms of each award. Although the Non-Officer Plan gives the Committee discretion to determine the exercise price of stock options, in practice the exercise price of each stock option granted under the plan is the closing price of our Common Stock, as reported on The NASDAQ National Market on the date of grant. Our Non-Officer Plan allows the Committee to grant the following types of awards: nonstatutory stock options, restricted stock awards and other stock-based awards, securities convertible into shares of our Common Stock and stock appreciation rights. All of our employees, consultants and advisors, other than those who are also executive officers or directors of RSA Security, are eligible to receive awards under our Non-Officer Plan.

COMPARATIVE STOCK PERFORMANCE

      The graph below compares the cumulative total stockholder return on our Common Stock for the period from December 31, 1998 through December 31, 2003 with the cumulative total return on Standard and Poor’s SmallCap 600 Index and the NASDAQ Computer and Data Processing Index. Each comparison assumes the investment of $100 on December 31, 1998 in our Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	1998	1999	2000	2001	2002	2003

RSA Security Inc.	$100	$336.96	$229.89	$113.86	$39.06	$92.93

S&P SmallCap 600 Index	100	112.40	125.67	133.89	114.30	158.63

NASDAQ Computer and Data Processing Index	100	216.79	113.10	88.84	61.04	80.89

Certain Relationships and Related Transactions

      During 2003, we had a venture capital fund, RSA Ventures I, L.P., which invested in the equity securities of privately held technology companies. RSA Ventures’ general partner was RSA Partners I, L.P., and under RSA Ventures’ Limited Partnership Agreement, RSA Partners was entitled to receive 20% of RSA Ventures’ cumulative net gain on its investments. Charles R. Stuckey, one of our directors and the former Chairman of our Board of Directors, and James K. Sims, the currently Chairman of our Board of Directors, were limited partners of RSA Partners. Mr. Stuckey invested or committed to invest $10,935, and Mr. Sims invested or committed to invest $6,562, in RSA Partners. Messrs. Sims and Stuckey were entitled to receive a nominal amount — less than one one thousandth of a percent — of any cumulative net gain that RSA Partners realized, over and above the return of their invested capital.

      During 2003, we sold all of the investments held by RSA Ventures at a loss and began the process of liquidating RSA Ventures and RSA Partners. None of the investors in RSA Ventures or RSA Partners, including Messrs. Sims and Stuckey, ever received any proceeds or was allocated any profits from these entities since their inception.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our Common Stock (“Reporting Persons”) to file reports with the SEC disclosing their ownership of and transactions in our Common Stock and other equity securities. Whenever a Reporting Person files such a report with the SEC, the Reporting Person is also required to send us a copy. Based solely on our review of reports that we have received from the Reporting Persons, we believe that all of the Reporting Persons complied with all Section 16(a) filing requirements during 2003, other than:

(1)	Each of our directors other than Mr. Coviello (i.e., Messrs. Badavas, Earnest, Lassiter, Sims and Stuckey, Dr. DeMillo, Dr. Elgamal and Ms. Larson). Due to an administrative error by RSA Security, each of our non-executive directors filed one late Form 4 reporting the grant of a stock option during 2003. In addition, due to an administrative error by RSA Security and his stock broker, Mr. Badavas filed one late Form 4 reporting the exercise of a stock option and the sale of the exercised shares in early 2004.

(2)	Citigroup, Inc. and its affiliates. Although Citigroup, Inc. and its affiliates filed with the SEC a Schedule 13G reporting ownership of more than 10% of our outstanding Common Stock during 2003, we have not received copies of any Section 16(a) reports with respect to their ownership of our Common Stock.

By Order of the Board of Directors,

Margaret K. Seif, Secretary

April 21, 2004

SDMCM-PS-2004

RSA SECURITY INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 27, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RSA SECURITY.
PLEASE RETURN IT AS SOON AS POSSIBLE

By signing below, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Arthur W. Coviello, Jr. and Margaret K. Seif, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of RSA SECURITY INC. to be held on Thursday, May 27, 2004 at 11:00 a.m. at RSA Security’s offices, 174 Middlesex Turnpike, Bedford, Massachusetts, and any adjournments of the meeting, and (2) vote all shares of RSA Security stock that that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by RSA Security, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon other matters, if any, that may properly come before the Annual Meeting or any adjournments of the meeting. The proxy holders will vote your shares as you direct below. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS BELOW. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

RSA SECURITY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.

Note: Please sign exactly as your name appears on this proxy. When shares are held by joint owners, both need to sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the corporation’s name by an authorized officer, giving the officer’s full title. If a partnership, please sign in the partnership’s name by an authorized person, giving the person’s full title.

Has your address changed? Do you have any comments?

DETACH HERE

RSA SECURITY INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

1.	To elect the following nominees for Class I Director to serve for the next three years (except as marked below):

Nominees:	(01) Gloria C. Larson
(02) Joseph B. Lassiter, III
(03) Charles R. Stuckey, Jr.

☐	FOR ALL NOMINEES	☐	WITHHOLD FROM ALL NOMINEES

☐
For all nominees except as noted above

2.	To ratify the appointment of Deloitte & Touche LLP as RSA Security’s independent public auditors for the year ending December 31, 2004.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Mark box at right if you plan to attend the meeting.	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.

Please be sure to sign and date this Proxy.

Signature:	Date:

Signature:	Date:

Your vote is important. Please vote immediately.

Vote-by-Internet	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/rsas	Call toll free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.